As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-4488360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, California 94555

(Address of Principal Executive Offices)

(Zip Code)

ZP Holdings, Inc. 2012 Stock Incentive Plan

Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan

(Full title of the plan)

Vikram Lamba

President and Chief Executive Officer

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Telephone: (510) 745-1200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Robert W. Sweet, Jr., Esq.

Jeffrey L. Quillen, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	496,659 (1)(2)	$1.59 (3)	$789,688	$92
Common Stock, par value $0.0001 per share	1,400,000 (2)(4)	$10.06 (5)	$14,084,000	$1,637
Total:	1,896,659		$14,873,688	$1,729

1.	Represents shares of the registrant’s common stock issuable upon exercise of outstanding stock options granted pursuant to the ZP Holdings, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”) as of March 24, 2015.
2.	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the 2012 Incentive Plan and the 2014 Incentive Plan (as defined below) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
3.	The proposed maximum offering price per share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance upon exercise of stock options granted pursuant to the 2012 Incentive Plan based on the weighted average exercise price (rounded to the nearest cent) for such outstanding options.
4.	Represents shares of the registrant’s common stock available for issuance pursuant to awards that may be issued in the future pursuant to the Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (the “2014 Incentive Plan”) as of March 24, 2015.
5.	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the registrant’s common stock as quoted on the NASDAQ Capital Market on March 24, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Part I of Form S-8 will be sent or given to participants of the ZP Holdings, Inc. 2012 Stock Incentive Plan and participants of the Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Zosano Pharma Corporation (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 26, 2015;

b)	The Company’s current report on Form 8-K, event date January 29, 2015, filed with the Commission on February 3, 2015; and

c)	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (Registration No. 001-36570), filed with the Commission on July 25, 2014.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of such documents. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Company at:

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Tel: (510) 745-1200

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for the Company by Foley Hoag LLP, Boston, Massachusetts.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation provides that none of the Company’s directors shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated bylaws provide that (i) the Company will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law, and (ii) expenses must be advanced to these indemnitees under certain circumstances. The indemnification provisions contained in the Company’s amended and restated bylaws are not exclusive.

In addition, the Company has entered into indemnification agreements with each of the Company’s directors. Each indemnification agreement provides that the Company will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as a director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against a director, the Company is required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

In addition, the Company maintains standard policies of insurance under which coverage is provided to the Company’s directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the Company with respect to payments which may be made by the Company to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on March 26, 2015.

ZOSANO PHARMA CORPORATION

By:	/s/ Vikram Lamba
Vikram Lamba
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Vikram Lamba and Winnie W. Tso as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vikram Lamba Vikram Lamba	Chief Executive Officer, President and Director (Principal Executive Officer)	March 26, 2015

/s/ Winnie W. Tso Winnie W. Tso	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2015

/s/ M. James Barrett M. James Barrett	Director	March 26, 2015

/s/ Peter Daddona Peter Daddona	Director	March 26, 2015

/s/ Bruce Steel Bruce Steel	Director	March 26, 2015

/s/ Troy Wilson Troy Wilson	Director	March 26, 2015

/s/ Kleanthis Xanthopoulos Kleanthis Xanthopoulos	Director	March 26, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on February 3, 2015)

3.2	Amended and Restated Bylaws of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Commission on February 3, 2015)

4.1	Specimen certificate evidencing shares of common stock of Zosano Pharma Corporation (incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on July 25, 2014)

4.2	ZP Holdings, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.30 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

4.3	Form of Incentive Stock Option under ZP Holdings, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.31 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

4.4	Form of Non-Statutory Stock Option under ZP Holdings, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.32 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

4.5	Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.33 to the registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2015)

5.1†	Opinion of Foley Hoag LLP

23.1†	Consent of Marcum LLP

23.2†	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1†	Power of attorney (included on signature page of this Registration Statement)

†	Filed herewith